UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2006

CNET Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20939	13-3696170
(CommissionFile Number)	(IRS Employer Identification Number)

235 Second Street
San Francisco, CA 94105
(Address of principal executive offices including zip code)

(415) 344-2000
(Registrant’s telephone number, including area code)

_________________

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2006, CNET Networks, Inc. (“CNET” or the “Company”) entered into a new one-year credit agreement (the “Credit Agreement”) with Bank of America, N.A., as lender (the “Lender”). Under the Credit Agreement, CNET can borrow up to an aggregate principal amount of $60.0 million, which can be drawn down as revolving loans or as term loans. The Company entered into the Credit Agreement: (a) for the possible redemption of the Notes (as defined below); (b) for general corporate purposes; and (c) to replace its previous credit agreement.

Various interest rate options are available under the Credit Agreement. Interest rates applicable to amounts outstanding under term loans or revolvers are, at the Company’s option, either the base rate or the Eurodollar rate, where the base rate is the higher of the Federal Funds rate plus 0.5% and the lender’s prime rate, and the Eurodollar rate is LIBOR, plus an applicable margin based on the Company’s leverage. The credit facility carries a non-use fee of 0.30, 0.25 or 0.20% based on leverage.

The Credit Agreement contains customary restrictive covenants, including a financial covenant requiring CNET to maintain a liquid capital to total debt ratio at or above 1.10 to 1. These restrictive covenants, in some circumstances, limit the incurrence of additional indebtedness, payment of dividends, transactions with affiliates, asset purchases and sales, mergers, acquisitions, prepayment of other indebtedness, liens and encumbrances. The failure to comply with customary conditions or the occurrence of events of default, customary for agreements of this kind, could, at the lender’s discretion, (a) prevent the Company from receiving any advances, (b) generally require the repayment of any outstanding advances and (c) require the provision of the pledged collateral under the Credit Agreement. CNET has not received any advances under the Credit Agreement at this time.

The obligations of the Company under the Credit Agreement are guaranteed by certain material subsidiaries of the Company (the "Material Subsidiaries") and the obligations of the Company and the guarantee obligations of the Material Subsidiaries are secured by most of the Company’s and Material Subsidiaries’ assets, excluding goodwill and certain intangible assets.

The Lender under the Credit Agreement and its affiliates have provided various investment banking, other commercial banking and financial advisory services to CNET for which they have received, and may in the future receive, customary fees.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated into this Item 2.03 by reference.

Item 8.01  Other Events.

On September 13, 2006, CNET announced that it is soliciting consents from the holders of its $125 million aggregate outstanding principal amount of 0.75% Convertible Senior Notes due 2024 (the “Notes”). The Company is requesting a waiver, until the first anniversary of the closing of the consent solicitation, of any and all defaults or events of default under the terms of the indenture governing the Notes that may arise from its failure to file with the Securities and Exchange Commission and furnish to the trustee and holders of such notes, certain reports required to be filed under the Securities Exchange Act of 1934 and, solely with respect to consenting holders, a waiver of consenting holders’ rights to tender notes in any mandatory offer by CNET to purchase the notes resulting from the occurrence of any termination of the listing of the Company’s common stock on or prior to the first anniversary of the closing of the consent solicitation. Copies of the press release announcing the commencement of the consent solicitation is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

10.1	Credit Agreement, dated as of September 12, 2006, between CNET and the Lender

99.1	Press Release, dated September 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2006

CNET Networks, Inc. By: /s/ George Mazzotta Name: George Mazzotta Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 12, 2006, between CNET and the Lender
99.1	Press Release, dated September 13, 2006